Exhibit 10.1

EMPLOYEE RESTRICTED STOCK UNIT AWARD AGREEMENT

Geospace Technologies Corporation (the “Company”), pursuant to the Geospace Technologies Corporation 2014 Long Term Incentive Plan (the “Plan”), hereby awards to you, [                    ], effective as of [            , 20    ] (the “Grant Date”), [                    ] Restricted Stock Units under the Plan on the following terms and conditions (individually, a “Restricted Stock Unit”, and collectively, the “Restricted Stock Units”). In accepting the Restricted Stock Units granted in this Award Agreement, including, without limitation, the Terms and Conditions of Employee Restricted Stock Unit Award Agreement (the “Terms and Conditions”) attached hereto (collectively, this “Agreement”), you accept and agree to be bound by all the terms and conditions of the Plan and this Agreement.

The Restricted Stock Units are represented by bookkeeping entries on the ledger maintained by the Company under the Plan.

The Restricted Stock Units granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of in any manner. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby. Further, any shares of the Stock issued under this Agreement may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws. The recipient of any shares of the Stock issued under this Agreement agrees that the Company may (a) refuse to cause the transfer of any such shares of the Stock to be registered on the applicable stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (b) give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares of the Stock. The shares of Stock that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8. A Prospectus describing the Plan and the shares of Stock is available from the Company.

The Restricted Stock Units that are granted hereby shall be subject to the prohibitions and restrictions set forth herein with respect to the sale or other disposition of the Restricted Stock Units granted hereunder and the obligation to forfeit and surrender such Restricted Stock Units to the Company (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall lapse as to the Restricted Stock Units, in accordance with the following schedule provided that you have not incurred a Termination of Employment prior to the applicable lapse date:

[VESTING SCHEDULE TO BE ADDED AS APPLICABLE]

You have no vested interest in the Restricted Stock Units credited to your bookkeeping ledger account under the Plan except as set forth in this Agreement.

Upon the lapse of the Forfeiture Restrictions applicable to a Restricted Stock Unit, the Company shall issue to you one share of the Stock in exchange for such Restricted Stock Unit and thereafter you shall have no further rights with respect to such Restricted Stock Unit. The Company shall cause to be delivered to the holder of this Agreement, in electronic or certificated form, any shares of the Stock that are to be issued under the terms of this Agreement in exchange for the Restricted Stock Units, and such shares of the Stock shall be transferable by the recipient (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law).

Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan.

In accepting the award of Restricted Stock Units set forth in this Agreement (the “Award”) you accept and agree to be bound by all the terms and conditions of the Plan and this Agreement, including the Terms and Conditions.

GEOSPACE TECHNOLOGIES CORPORATION

By:
Its:

ACCEPTED this [                    ] day of [            ], 20[    ]

Employee Name: [ ]

GEOSPACE TECHNOLOGIES CORPORATION

TERMS AND CONDITIONS OF

EMPLOYEE RESTRICTED STOCK UNIT AWARD AGREEMENT

These Terms and Conditions are applicable to the Restricted Stock Unit award granted pursuant to the Geospace Technologies Corporation 2014 Long Term Incentive Plan (the “Plan”) and are incorporated as part of the Employee Restricted Stock Unit Award Agreement setting forth the terms of such Restricted Stock Unit award.

1.

TERMINATION OF EMPLOYMENT. The following provisions will apply in the event you incur a Termination of Employment before the [●] anniversary of the Grant Date (the “[●] Anniversary Date”) under the Agreement:

1.1

Termination Generally. If you incur a Termination of Employment on or before the [●] Anniversary Date for any reason other than the reason described in Sections 1.2 and 1.3 below, the Forfeiture Restrictions then applicable to the Restricted Stock Units shall not lapse and all of the Restricted Stock Units then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date of your Termination of Employment.

1.2

Disability. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you become permanently disabled before the [●] Anniversary Date and before you incur a Termination of Employment, all remaining Forfeiture Restrictions then applicable to the Restricted Stock Units shall immediately lapse on the date of your becoming permanently disabled. For purposes of this Section 1.2, you will be “permanently disabled” if you are unable to perform any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.3

Death. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if you die before the [●] Anniversary Date and before your Termination of Employment for some other reason, all remaining Forfeiture Restrictions applicable to the Restricted Stock Units shall immediately lapse on the date of your Termination of Employment as a result of your death.

2.

CHANGE OF CONTROL. Notwithstanding any other provision of the Agreement or these Terms and Conditions to the contrary, if a Change of Control occurs before the [●] Anniversary Date and before you incur a Termination of Employment, then all remaining Forfeiture Restrictions applicable to the Restricted Stock Units shall immediately lapse immediately prior to the effective time of the Change of Control.

3.	NON-TRANSFERABILITY. The Agreement is not transferable by you otherwise than by will or by the laws of descent and distribution.

4.

TAX WITHHOLDING. To the extent that the receipt of the Restricted Stock Units, the lapse of any Forfeiture Restrictions and/or the receipt of any payment under this Agreement results in income to the recipient for federal, state, local or foreign income, employment or other tax purposes with respect to which the Company or any Affiliate has a withholding obligation, you shall deliver to the Company at the time of such receipt, lapse or payment, as the case may be, such amount of money as the Company or any Affiliate may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company is authorized to withhold from the shares of the Stock issued under this Agreement or from any cash or stock remuneration then or thereafter payable to you in any capacity any tax required to be withheld by reason of such resulting income.

5.

NO FRACTIONAL SHARES. All provisions of this Agreement concern whole shares of the Stock. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

6.

EMPLOYMENT RELATIONSHIP. For purposes of this Agreement, you shall be considered to be in the employment of the Company and its Affiliates as long as you have an employment relationship with the Company and its Affiliates. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

7.

NOT AN EMPLOYMENT AGREEMENT. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between you and the Company or any Affiliate, to guarantee the right to remain employed by the Company or any Affiliate for any specified term or require the Company or any Affiliate to employ you for any period of time.

8.

CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to the Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

9.

NO RIGHTS OF SHAREHOLDER. You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the Company’s Stock with respect to the Restricted Stock Units that are awarded hereby. Only after a share of the Stock is issued in exchange for a Restricted Stock Unit will you have all of the rights of a shareholder with respect to such share of Stock issued in exchange for a Restricted Stock Unit.

10.

SECURITIES ACT LEGEND. You consent to the placing on any certificate or electronic book entry for any shares of Stock issued under this Agreement of an appropriate legend restricting resale or other transfer of the shares except in accordance with the Securities Act of 1933 and all applicable rules thereunder.

11.

LIMIT OF LIABILITY. Under no circumstances will the Company or any Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the award of Restricted Stock Units.

12.

FORFEITURE. The provisions of this Section 12 are intended to protect the Company’s goodwill, which you acknowledge and agree is a unique and valuable asset of the Company. Notwithstanding any other provision of these Terms and Conditions or the Agreement, if you engage in any of the behavior(s) prohibited in any of Section 13.1, Section 13.2, Section 13.3 or Section 13.4 then, to the extent determined by the Committee in its sole discretion, all or a portion of your unvested rights under the Award, still outstanding at that time, shall immediately terminate and become null and void.

13.	PROHIBITED ACTIVITIES.

13.1	Prohibited Disclosure of Confidential Information. You agree that, in the discretion of the Committee, the Award may be forfeited in whole or in part if you:

(a)

make any unauthorized disclosure of any Confidential Information or specialized training of the Company or any of its Affiliates, or makes any use thereof except in the carrying out of your responsibilities for the Company or any of its Affiliates,

(b)	fail to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information,

(c)

store electronic data of the Company or any of its Affiliates, including but not limited to Confidential Information, on any electronic storage device that is not owned by the Company or any of its Affiliates without prior written consent of the Company or the Affiliate.

For purposes of these Terms and Conditions, “Confidential Information” means and includes the Company’s or any of its Affiliate’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information and strategies discussed in company meetings, human resources information such as salary and budget information, performance ratings and headcount numbers, information about underperforming districts or contracts, and cost structures as well as, information regarding customers, employees, vendors, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement plans and procedures, and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Company’s or any of its Affiliate’s relationship with that customer); pricing strategies and price curves; plans and strategies for divestitures, mergers, expansion or acquisitions; budgets; customer lists; research and development projects and results; financial and sales data; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; service strategies, prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company or any of its Affiliates; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information.

13.2

Prohibition Against Solicitation of Customers. Ancillary to the grant of the Award, to protect the Company’s goodwill, and in consideration for the grant of the Award and the attendant transfer of Common Stock, by accepting the Award you agree that, in the discretion of the Committee, the Award may be forfeited in whole or in part pursuant to Section 12 if within eighteen (18) months following the date you incur a Termination of Employment for any reason, you call on, service, solicit, or accept competing business from customers of the Company or any of its Affiliates with whom you, within the previous eighteen (18) months, (i) had or made contact, or (ii) had access to information and files regarding.

13.3

Prohibition Against Solicitation of Employees. Ancillary to the grant of the Award, to protect the Company’s goodwill, and in consideration for the grant of the Award and any transfer of Common Stock pursuant to the Award by you, by accepting the Award you agree that, in the discretion of the Committee, the Award may be forfeited in whole or in part if you:

(a)

either directly or indirectly, call on, solicit, or induce any other employee or officer of the Company or any of its Affiliates to terminate his or her employment with the Company or any of its Affiliates, or

(b)	assist any other person or entity in such a solicitation.

13.4

Other Prohibited Activities. Ancillary to the grant of the Award, to protect the Company’s goodwill, and in consideration for the grant of the Award and any transfer of Common Stock pursuant to the Award by you, by accepting the Award you agree that, in the discretion of the Committee, the Award may be forfeited in whole or in part pursuant to Section 12 if you engage in fraud, embezzlement or other felony that is detrimental to the Company or any of its Affiliates.

13.5

Determinations. All determinations under this Section 13, including whether you have engaged in any of the activities described in any of Sections 13.1, 13.2, 13.3 or 13.4 shall be made by the Committee in its sole discretion.

14.	ACKNOWLEDGMENTS AND AGREEMENTS BY YOU. In accepting the Award you acknowledge and agree as follows:

14.1

You have helped to develop the Company’s goodwill, including the relationships the Company has developed with its customers and employees and their identities, and are capable of diverting that goodwill;

14.2

the consideration for the non-solicitation and confidentiality agreements contained in Sections 13.1 through 13.3, the grant of the Award and the transfer of shares of Common Stock pursuant to the Award, are reasonably related to the Company’s interest in protecting its goodwill;

14.3	You have no right to be granted the Award but rather, the grant of the Award is in the sole discretion of the Committee;

14.4

the enforceability of the agreements contained in Sections 13.1 through 13.4 is a precondition for the Award set forth in the Agreement to remain in effect and if any of such agreements are found to be invalid or unenforceable by a court or tribunal of competent jurisdiction in an action or proceeding between you and the Company or any of its Affiliates, the Award shall be forfeited;

14.5

the Confidential Information constitutes a valuable, special, and unique asset used by the Company and its divisions in their business to obtain a competitive advantage over their competitors who do not have access to such Confidential Information;

14.6	the protection of the Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its divisions in maintaining their competitive position,

14.7	the restrictions of Section 13.2 are limited by geography to the specific places, addresses, or locations where a customer is present and available for soliciting or servicing.

15.

OTHER AGREEMENTS. Nothing in these Terms and Conditions is intended to reduce the Company’s protections or your obligations under (1) any other agreement between you and the Company or any of its Affiliates, (2) the common law, or (3) any applicable state or federal statute.

16.

DATA PRIVACY. The Company’s Human Resources Department in Houston, Texas (U.S.A.) administers and maintains the data regarding the Plan, the grantees and the Restricted Stock Unit awards granted to all employees, consultants and directors in the Company and its Affiliates worldwide. The data administered and maintained by the Company includes information that may be considered personal data, including the name of the awardee, the award granted and the number of shares of stock subject to any award (“Personal Data”). From time to time the Company may transfer certain of your Personal Data to Affiliates as necessary for the purpose of implementation, administration and management of your participation in the Plan (the “Purposes”), and the Company and its Affiliates may each further transfer your Personal Data to any third parties assisting the Company in the implementation, administration and management of the Plan (collectively, “Data Recipients”). The countries to which your Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country. In accepting the award of the Award, you hereby expressly acknowledge that you understand that from time to time the Company and its Affiliates may transfer your Personal Data to Data Recipients for the Purposes. You further acknowledge that you understand that the countries to which your Personal Data may be transferred may have data protection standards that are different than those in your home country and that offer a level of data protection that is less than that in your home country. Further, in accepting the award of the Award, you hereby expressly affirm that you do not object, and you hereby expressly consent, to the transfer of your Personal Data by the Company and its Affiliates to Data Recipients for the Purposes from time to time.

17.

GOVERNING LAW AND VENUE. The Plan, the Agreement including these Terms and Conditions and the Award shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction. In accepting the award of the Award you agree to submit solely and exclusively to the jurisdiction and venue of the federal or state courts of Harris County, Houston, Texas, to resolve any and all issues that may arise out of or relate to the Plan, the Agreement and the grant of the Award.

18.

SEVERABILITY AND BLUE PENCILING. If any single Section or clause of these Terms and Conditions should be found unenforceable, it shall be severed and the remaining Sections and clauses of these Terms and Conditions shall be enforced in accordance with the intent of these Terms and Conditions. If any particular provision of these Terms and Conditions shall be adjudicated to be invalid or unenforceable, the Company and you specifically authorize the court making such determination to edit the invalid or unenforceable provision to allow these Terms and Conditions, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

19.

RECOUPMENTS. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, if you are then a current or former executive officer of the Company you shall forfeit and must repay to the Company any compensation awarded under the Agreement to the extent specified in any of the Company’s compensation recoupment policies established or amended (now or in the future) in compliance with the rules and standards of the Securities and Exchange Commission Committee under or in connection with Section 10D of the Securities Exchange Act of 1934, as amended.

20.

AMENDMENT AND WAIVER. Except as otherwise provided herein or in the Plan or as necessary to implement the provisions of the Plan, the Agreement may be amended, modified or superseded only by written instrument executed by the Company and the then valid holder of the Agreement. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Award recipient. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

21.

SECTION 409A. It is intended that the provisions of the Agreement be exempt from the requirements of Section 409A of the Code, and the accompanying U.S. Treasury Regulations and pronouncements thereunder, under the “short-term deferral” exception described in U.S. Treasury Regulation § 1.409A-1(b)(4) and that the Agreement be interpreted and operated in a manner consistent with such intent.

22.

MISCELLANEOUS. The Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between these Terms and Conditions and the Plan provisions, the Plan provisions will control. The terms “you” and “your” refer to the Participant named in the Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan or the Agreement.